Exhibit 10.1

Aspen Insurance Limited
Attn Bryan Astwood
Group Treasurer
Maxwell Roberts Building
1 Church Street
Hamilton
HM 11
Bermuda

October 11, 2006

Dear Bryan,

Committed letter of credit facility

Further to recent discussions, Citibank Europe plc (‘‘the Bank’’) is pleased to confirm its committed letter of credit issuance facility (‘‘the Facility’’) subject to the terms and conditions set out in this Letter.

Amount

The Facility shall be in a maximum aggregate amount of US$300,000,000 (‘‘the Facility Limit’’).

Facility Documents

Aspen Insurance Limited (‘‘the Company’’) have entered into the following documents in relation to the Facility:

(a)	Insurance Letters of Credit - Master Agreement (Form 3/CIFS) dated 15 December 2003 (the ‘‘Master Agreement’’);

(b)	Reinsurance Deposit Agreement (Charge Form – Citibank N.A. as Custodian) dated 15 December 2003 (‘‘Form 12’’);

(c)	Pledge Agreement dated 17 January 2006 (‘‘the Pledge Agreement’’);

(d)	Collateral Account Control Agreement dated 17 January 2006 (‘‘the Collateral Account Control Agreement’’) and

(e)	Corporate Mandate dated 10 December 2003.

In the event of any inconsistency between the terms of this letter and the terms of any Facility Document, the terms of this letter shall prevail.

Conditions precedent

The Company shall not request the issue of any Credit until the Bank has received the documents and other evidence specified below in a form and substance satisfactory to the Bank (each a ‘‘Condition Precedent’’), items (a) to (c) to be received by the Bank on or before 18 October 2006:

(a)	the enclosed duplicate of this Letter, duly executed on behalf of the Company;

(b)	the Assignment Agreement duly executed by the Company whereunder all the rights and obligations of Citibank N.A. under the Pledge Agreement shall be assumed by the Bank in accordance with the terms of such Assignment Agreement;

Citibank Ireland Financial Services plc
Directors: Aidan M Brady, Maurice F Doyle, Mark Fitzgerald, Mark Fulton (U.K./Australia),
Adrian Gray (U.K.), Brian Hayes, Peter Maskrey (U.K.), Frank McCabe, Daniel Nagy (U.S.A.), Francesco Vanni d'Archirafi (Italy)
Registered in Ireland: Registration Number 132781. Registered Office: 1 North Wall Quay, Dublin 1,
Ultimately owned by Citigroup Inc., New York, U.S.A.

(c)	the amendment letter duly executed by the Company whereunder the parties agree to certain amendments to the Form 12 and the Pledge Agreement; and

(d)	such other documents and other evidence as the Bank may reasonably require from time to time.

Utilisation requests

The Bank shall be entitled to examine each request to issue a Credit on a case-by-case basis and, notwithstanding clause 1(a)(i) of the Master Agreement, during the continuance of this Letter, shall only be entitled to decline any such request without liability where:

(a)	such request would cause the Bank to be in breach of any law of any jurisdiction (including non-exclusively any breach of sanctions imposed by the law of the United States of America); or

(b)	the Credit requested is in a currency other than US dollars, GB pounds sterling, Canadian dollars or Euros; or

(c)	any deposit(s) as may have been requested by the Bank to be placed in the accounts established pursuant to the terms of the Form 12 and/or Pledge and Collateral Account Control Agreements have not been carried out to the Bank's satisfaction.

Fees

The Company shall pay to the Bank in advance on the date of this Letter and on each Quarter Day a letter of credit fee in an amount equal to (a) 0.2% (on an annualised basis) in respect of the amount of credit drawn, where such amount is secured by collateral under Tranche 1 of Schedule 1 of the Pledge Agreement (as amended) (‘‘Tranche 1 Financial Assets’’); and/or (b) 0.25% (on an annualised basis) in respect of the amount of credit drawn, where such amount is secured by collateral under Tranche 2 of Schedule 1 of the Pledge Agreement (as amended) (‘‘Tranche 2 Financial Assets’’) and each within the Facility Limit and the terms of Schedule 1 of the Pledge Agreement. The fee payable on the date of this Letter shall be pro-rated for the number of days until 1 October 2006.

The Company shall pay to the Bank on the date of this Letter and on each Quarter Day a commitment fee in an amount equal to (a) 0.075% (on an annualised basis) of US$150,000,000 less the principal amount of drawn credit secured with Tranche 1 Financial Assets on that Quarter Day and (b) 0.1% (on an annualised basis) of US$150,000,000 less the principal amount of drawn credit secured with Tranche 2 Financial Assets on that Quarter Day.

Repayment and expiry

The Facility shall apply in respect of Credits issued prior to 11 October 2006 and Credits to be issued on or after 11 October 2006. The Facility shall expire on 10 October 2009 and the Bank and the Company shall commence negotiations, without being under any obligation, on the renewal of the Facility at least 60 days before such date.

Without prejudice to the continuing application of this Letter and the other Facility Documents in respect of issued Credits, the Bank may at any time terminate the Facility by notice in writing to the Company.

Representations and warranties

The Company represents and warrants to the Bank on the date of its acceptance of this Letter and, with reference to (ii) below only, on each day (by reference to the facts and circumstances then existing) until this Letter has expired or terminated, that there is no pending or, to the knowledge of the Company, threatened action, suit, investigation, litigation or proceeding affecting any member of the Group before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a material adverse effect on the financial position or prospects of the Group or (ii) purports to affect the legality, validity or enforceability of this Letter or any Facility Document or the consummation of the transactions contemplated hereby.

The Company repeats the representations, warranties and undertakings laid out in clauses 1(f) and (g) of the Master Agreement in favour of the Bank in relation to this Letter as if they were more fully laid out herein, with the necessary changes, on the date of acceptance of this Letter and on each day (by reference to the facts and circumstances then existing) until this Letter has expired or terminated.

Undertakings

The Company agrees with the Bank, that in the event that the Company's A.M. Best Rating should at any time drop from its current level to a rating of BBB- or below, that this will entitle the Bank to require the Company on 90 days notice, to transfer the Collateral from the Account to an account at Citibank N.A. London, England branch (‘‘CNA-LON’’) and to execute a replacement deposit agreement (in substantially the customary form used by CNA-LON and a copy of which deposit agreement has been provided to the Company) in substitution for the Pledge Agreement and Collateral Account Control Agreement (the terms ‘‘Collateral’’ and ‘‘Account’’ where used in this paragraph are as defined in the Pledge Agreement).

Costs and expenses

The Company undertakes to indemnify the Bank, on demand, for and against all actions, proceedings, losses, damages, charges, costs, expenses, claims and demands which you may incur, pay or sustain (apart from the Bank's own gross negligence or wilful misconduct) in connection with this Letter (including non-exclusively the cost of all registrations and any other legal fees that the Bank incurs in relation to the Facility).

Certificates

Any demand, notification or certificate issued by the Bank specifying any amount due under this Letter or any Facility Document or any determination of any ratio shall, in the absence of manifest error, be conclusive and binding on the Company.

Miscellaneous

The rights of the Bank under this Letter and the Facility Documents may be exercised as often as necessary; are cumulative and not exclusive of its rights under the general law; and may be waived only in writing and specifically. Delay in exercising or non-exercise of any such right is not a waiver of that right.

If any provision of this Letter or any Facility Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect (i) the legality, validity or enforceability in that jurisdiction of any other provision of that document; or (ii) the legality, validity or enforceability in any other jurisdiction of that or any other provision of that document.

In no event shall the Bank be liable on any theory of liability for any special, indirect, consequential or punitive damages and the Company hereby waives, releases and agrees (for itself and on behalf of the other members of the Group) not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its or their favour.

Clauses 12, 13 and 14 of the Master Agreement, Section 17 of the Pledge Agreement and Article V, Section 3 of the Collateral Account Control Agreement shall apply in respect of this Letter, with necessary changes.

The terms of this Letter may not be waived, modified or amended unless such waiver, modification or amendment is in writing and signed by your nor may the Company assign any of its rights hereunder without the prior written consent of the Bank.

Definitions and interpretation

Terms defined in any Facility Document shall have the same meanings when used in this Letter. Additionally, the following terms have the following meanings.

A. M. Best Rating means a claims paying rating from A. M. Best Co. (or any successor), provided that if such rating system shall change, or if it (or its successors) shall cease to be in the business of rating the financial strength of insurance companies like the Company, the Company shall negotiate in good faith to amend the references to specific A. M. Best Co. ratings in this Letter to reflect such changed rating system or the non-availability of ratings from such rating agency (provided that no such amendments shall be effective unless approved by the Bank).

Business Day means a day (other than a Saturday or a Sunday) on which banks are generally open in Dublin and Bermuda.

Facility Documents means the documents as specified in the paragraph of this Letter headed ‘‘Facility Documents’’ and any other document pursuant to which a security interest, guarantee or other form of credit support is created or exists in favour of the Bank in respect of the obligations of the Company under this Letter.

Group means the Company and each other person, if any, from time to time included in the consolidated financial statements of the Company filed with the SEC.

Quarter Day means 1 January, 1 April, 1 July and 1 October.

In this Letter (unless otherwise provided):

(a)	words importing the singular shall include the plural and vice versa;

references to:

(i)	paragraphs are to be construed as references to the paragraphs of this Letter;

(ii)	any document shall be construed as references to that document, as amended, varied, novated or supplemented;

(iii)	any statute or statutory provision shall include any statute or statutory provision which amends, extends, consolidates or replaces the same;

(iv)	any document or person being acceptable or approved or satisfactory shall be construed as meaning acceptable to or approved by or satisfactory to the Bank in its sole discretion;

(v)	a person shall be construed so as to include that person's assignors, transferees or successors in title and shall be construed as including references to an individual, firm, partnership, joint venture, company, corporation, body corporate, unincorporated body of persons or any state or any agency of a state; and

(vi)	time are to Dublin time.

The headings in this Letter are for convenience only and shall be ignored in construing this Letter.

Governing law

This Letter shall be governed by English law and for the benefit of the Bank the Company irrevocably submit to the jurisdiction of the English Courts in respect of any dispute which may arise from or in connection with this Letter or any Credit.

A person who is not a party to this Letter has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any terms of this Letter.

Yours sincerely

/s/ Phil Arch

For and on behalf of Citibank Europe plc

Accepted and agreed on 11 October 2006

/s/ David Skinner

Aspen Insurance Limited